Exhibit 99.1

CELSIUS ANNOUNCES 32% REVENUE INCREASE IN THIRD QUARTER

Delray Beach, FL—November 10, 2010—Celsius Holdings, Inc., (NASDAQ: CELH) the creator and marketer of Celsius®, Your Ultimate Fitness Partner™, today reported results of operations for the third quarter ended September 30, 2010.

Revenue for the quarter totaled $1.8 million as compared to $1.3 million for the same quarter in 2009, an increase of 32%. The Company recorded a net loss of $5.0 million for the 2010 quarter as compared to $2.7 million for the same period last year, or ($0.27) and ($0.36) per share, respectively. For the nine months ended September 30, 2010, the Company recorded a net loss of $13.9 million or ($0.81) per share on net revenues of $8.2 million, as compared to a net loss of $5.3 million or ($0.71) on net revenues of $3.5 million, during the 2009 period.

Commenting on the results of the quarter, Steve Haley, Chairman and Chief Executive Officer of Celsius, stated, “Seeing that we got off to a slower start in the first half of the year than anticipated, we strategically decided to aggressively increase our discounts, promotions, coupons, and enhanced shelf placement fees. The cost of these efforts, which reduce reported revenue, was $1.8 million or roughly half of our total invoiced revenue of $3.5 million for the third quarter. In addition the company spent $725,000 on sampling and a total of $2.4 million for consumer advertising.

“These combined efforts were successful as our consumer retail takeaway for the third quarter was 125,000 case equivalents for an increase of 468% over the same quarter in 2009. Sequentially, consumer retail sales increased 24% in the third quarter compared to the second quarter.”

Haley continued, “Retail sales increased, but we won’t know the true base line impact until we get more scan data in the 4th quarter where our marketing spend will be reduced to more normal levels.  We now believe that our sales are not at levels that will bring the company to cash flow positive in the first quarter of 2011 as we previously planned. We are now projecting net revenue for this year to approximate $11 million dollars, which is about twice that of 2009. Accordingly, as announced last month, we have engaged Zenith International to evaluate strategic capital alternatives.

“We are disappointed that our increased marketing efforts have not quickly led to a corresponding significant rise in revenue. But, we are pleased with the progress made on the underlying foundation for the brand and the company. During the quarter, the emerging pre-exercise category began evolving and picked up momentum. With the NAD’s review and acceptance of our claims, we believe we are in a strong position to capitalize on this growing segment. As recently announced the launching of two new flavors and an all natural Stevia based Celsius based on our proven MetaPlus technology, Celsius is getting more publicity, as in just the last few weeks, several Celsius consumer success stories have been aired on each of the major television news networks around the country. While its taking more time and capital than we originally planned, the same basic concepts of why Celsius should be successful remain intact. “

Conference Call Information:

Celsius Holdings will host a conference call to review its third quarter 2010 results on Thursday, November 11, 2010 at 11:00 a.m. Eastern.  The call will be hosted by Steve Haley, Chairman and Chief Executive Officer, and Geary Cotton, Chief Financial Officer. Interested parties may access the conference call via web cast at www.celsius.com. The call will also be available by dialing the following numbers: (877) 407-9205 (domestic) or (201) 689-8054 (international), conference ID 360326.

The webcast will be archived after the call and will be available at the original webcast link at www.celsius.com under the investor page for thirty days thereafter. A replay of the conference call will be available two hours after the call and for five business days thereafter (November 18, 2010) by dialing domestically: 877-660-6853 or internationally: 201-612-7415 and entering account code: 286 and the conference ID: 360326.

About Celsius Holdings, Inc.
Celsius Holdings, Inc. (NASDAQ:CELH) markets Celsius®, Your Ultimate Fitness PartnerTM, a great tasting pre-exercise supplement drink that has been scientifically shown to burn calories, reduce body fat, energize metabolism, and provide lasting energy. Celsius is dedicated to providing healthier, everyday refreshment through science and innovation. Information about Celsius Holdings, Inc. and Celsius®, Your Ultimate Fitness PartnerTM, is available at http://www.celsius.com

Forward-Looking Statements
This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings' future results of operations and/or financial position, or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings' actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings files from time to time with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
	September 30	December 31
ASSETS	2010	2009

Current assets:
Cash and cash equivalents	$3,384,912	$606,737
Accounts receivable, net	1,610,669	2,124,788
Inventories, net	2,318,925	1,650,337
Other current assets	357,600	893,202
Total current assets	7,672,106	5,275,064

Property, fixtures and equipment, net	139,202	179,832
Other long-term assets	3,456	18,840
Total Assets	$7,814,764	$5,473,736

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$2,780,460	$1,722,031
Short term portion of other liabilities	-	23,074
Due to related parties, short-term portion	79,431	1,110,000
Total current liabilities	2,859,891	2,855,105

Convertible note payable, net of debt discount	-	34,519
Convertible note payable, net of debt discount, related party	2,000,000	5,620,052
Due to related parties, long-term portion	1,000,000	61,034
Other liabilities	-	55,183
Total Liabilities	5,859,891	8,625,893

Stockholders’ Equity (Deficit):
Preferred stock	-	-
Common stock	18,485	12,030
Additional paid-in capital	34,993,439	15,997,210
Accumulated deficit	(33,057,051)	(19,141,397)
Total Stockholders’ Equity (Deficit)	1,954,873	(3,152,157)
Total Liabilities and Stockholders’ Equity (Deficit)	$7,814,764	$5,473,736

Celsius Holdings, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Net revenue	$1,769,322	$1,343,002	$8,209,632	$3,480,475
Cost of revenue	1,741,847	766,553	5,483,775	1,987,389
Gross profit	27,475	576,449	2,725,857	1,493,086

Selling and marketing expenses	4,255,134	2,620,103	12,931,397	5,295,383
General and administrative expenses	772,486	624,007	3,062,816	1,427,747
Loss from operations	(5,000,145)	(2,667,661)	(13,268,356)	(5,230,044)

Interest expense, net	36,741	50,244	647,298	105,785

Net loss	$(5,036,886)	$(2,717,905)	$(13,915,654)	$(5,335,829)

Basic and diluted:
Weighted average shares outstanding	18,448,553	7,542,129	17,197,246	7,488,704
Loss per share	$(0.27)	$(0.36)	$(0.81)	$(0.71)

Contact information:
Investor Relations: John McNamara, 212-554-5485, john@cameronassoc.com
Geary Cotton, CFO, (866) 4-CELSIUS, (561) 276-2239, gcotton@celsius.com